UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2014

B/E AEROSPACE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-18348	06-1209796
(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of incorporation)		Identification No.)

1400 Corporate Center Way, Wellington, Florida	33414
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 791-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2014, Amin J. Khoury, Chairman and Co-Chief Executive Officer of B/E Aerospace, Inc. (the “Company”), and Thomas P. McCaffrey, Senior Vice President and Chief Financial Officer of the Company, each executed a letter agreement waiving rights to a gross-up in respect of excise or additional taxes under Sections 280G, 4999 and 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Such letter agreements are filed as Exhibit 10.1 and Exhibit 10.2 hereto, respectively, and the foregoing summary is qualified in its entirety by reference to such letter agreements, the text of which is hereby incorporated by reference into this Item 5.02 disclosure.

In addition, the Company expects that, upon the effectiveness of the separation of the distribution, logistics and technical services business into a separate publicly traded company (“KLX Inc.”) that was announced by the Company on June 10, 2014 (the “Separation”), Mr. Khoury will serve as Executive Chairman of the Company and will serve as the Chairman and Chief Executive Officer of KLX Inc., and Werner Lieberherr will be the Chief Executive Officer of the Company.  It is expected that, in connection with the Separation and the change in role, Mr. Khoury will enter into an amended employment agreement with the Company that will reduce his aggregate annual current compensation (including supplemental executive retirement plan contributions) from the Company by more than fifty percent, including a reduction in annual retirement benefits from the Company to $900,000 per year.  In recognition of Mr. Khoury’s willingness to forego certain benefits under his existing employment agreement relating to the expected changes in his title, duties and responsibilities with the Company in connection with the Separation, including the accelerated vesting of all of his outstanding Company equity awards, Mr. Khoury is expected receive a deferred cash payment upon his ceasing to provide services to the Company that is equal to the cash payment he would have received had his employment with the Company terminated with “good reason” on the effective date of the Separation.

The Company also expects that, immediately prior to the effectiveness of the Separation, Mr. McCaffrey will cease to serve as Senior Vice President and Chief Financial Officer of the Company and will serve as the President and Chief Operating Officer of KLX Inc.  In connection with Mr. McCaffrey’s separation from service with the Company, it is expected that the Company will pay Mr. McCaffrey the cash amount that would be due under his existing employment agreement upon a termination of employment with the Company without “cause” or for “good reason” on the effective date of the Separation.  In light of Mr. McCaffrey’s role with KLX Inc. following the Separation, Mr. McCaffrey has agreed to forego his contractual right to accelerated vesting of his outstanding Company equity awards that would otherwise vest after March 15, 2015 upon a termination of employment and, upon the effectiveness of the Separation, such equity awards will convert into equity awards of KLX Inc. and continue to vest in accordance with their existing terms and conditions.  The Company will finalize the selection of its named executive officers following the spin-off and information concerning any other new named executive officers, including as to compensation, employment history and any directorships held in public companies, will be disclosed as required.

Item 7.01	Regulation FD Disclosure.

On August 29, 2014, the Company issued a press release announcing that, in a further step in the Separation, KLX Inc. filed a registration statement on Form 10 with the Securities and Exchange Commission.  A copy of such press release is furnished herewith as Exhibit 99.1, attached hereto and incorporated herein by reference.

The information included in this item, including Exhibit 99.1, is hereby furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

(d)              Exhibits

10.1	Letter Agreement of Amin J. Khoury, dated August 29, 2014.

10.2	Letter Agreement of Thomas P. McCaffrey, dated August 29, 2014.

99.1	Press Release, dated August 29, 2014, issued by B/E Aerospace, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B/E AEROSPACE, INC.

By:	/s/ Thomas P. McCaffrey
	Name:	Thomas P. McCaffrey
	Title:	Senior Vice President and Chief Financial Officer

Date: August 29, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

10.1	Letter Agreement of Amin J. Khoury, dated August 29, 2014.

10.2	Letter Agreement of Thomas P. McCaffrey, dated August 29, 2014.

99.1	Press Release, dated August 29, 2014, issued by B/E Aerospace, Inc.